Exhibit 99.1

Five Prime Therapeutics and Bristol-Myers Squibb Sign Collaboration Agreement to Discover Novel Immuno-Oncology Therapies for Two Immune Checkpoint Pathways

(SOUTH SAN FRANCISCO, CA, and NEW YORK – March 17, 2014)—Five Prime Therapeutics, Inc. (Nasdaq: FPRX) and Bristol-Myers Squibb Company (NYSE: BMY) announced today that they have signed a collaboration agreement for the discovery, development and commercialization of immuno-oncology therapies directed toward targets identified in two undisclosed immune checkpoint pathways using Five Prime’s proprietary target discovery platform.

Bristol-Myers Squibb will leverage Five Prime’s platform to advance its existing immuno-oncology programs by identifying the most viable drug targets for continued research and development. Drug candidates developed against these new and existing targets may be studied either as single agents or in combination with existing or potential Bristol-Myers Squibb immuno-oncology therapies.

“Immuno-oncology has the potential to be transformational in the treatment of cancer, and Bristol-Myers Squibb has an extensive clinical pipeline and discovery programs dedicated to maximizing this field of research,” said Francis Cuss, MB BChir, FRCP, executive vice president and chief scientific officer, Bristol-Myers Squibb. “Five Prime’s innovative technology platforms complement our immuno-oncology pipeline and will help expand our understanding of promising new therapeutic options for patients.”

“We are thrilled to enter this important collaboration with Bristol-Myers Squibb, an undisputed leader in the exciting field of immuno-oncology,” said Lewis T. “Rusty” Williams, M.D., Ph.D., President and Chief Executive Officer of Five Prime. “This strategic alliance is evidence that our protein discovery platform is ideally suited to identify novel immune checkpoint targets for the development of next generation immuno-oncology therapeutics.”

Under the terms of the agreement, Bristol-Myers Squibb will obtain exclusive, worldwide rights to develop and commercialize products directed toward certain protein targets identified by Five Prime prior to and during the collaboration. Bristol-Myers Squibb will make an upfront payment of $20 million to Five Prime and provide up to $9.5 million in research funding over the course of the research term. Additionally, Bristol-Myers Squibb will make a payment of approximately $21 million to acquire 4.9% of Five Prime’s outstanding common stock purchased at approximately a 30% premium. Five Prime will be eligible to receive up to $300 million in future development, regulatory and sales based milestone payments per collaboration target and tiered mid-single-digit rising to low-double-digit royalty payments on net sales of each product commercialized by Bristol-Myers Squibb.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

About Five Prime Therapeutics

Five Prime Therapeutics, Inc. is a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases. Five Prime has leveraged its comprehensive library of human extracellular proteins and its proprietary high-throughput screening technologies to produce new targets for protein therapeutics to be advanced by partners or in the company’s internal pipeline. Five Prime currently has 2 therapeutics in clinical testing and a third anticipated to enter the clinic by the end of 2014. FP-1039 (GSK3052230) is a fibroblast growth factor (FGF) ligand trap being developed in collaboration with GlaxoSmithKline to treat multiple solid tumors. A global, multi-arm Phase 1b study of FP-1039 in combination with standard chemotherapy in FGFR1 gene-amplified squamous non-small cell lung cancer (NSCLC) and mesothelioma is underway. A second drug candidate is FPA008, a monoclonal antibody that inhibits colony stimulating factor-1 receptor (CSF1R) activation and is being developed to treat rheumatoid arthritis, is in a Phase 1 trial currently enrolling. FPA144 is a monoclonal antibody that blocks signaling through fibroblast growth factor receptor 2b (FGFR2b) and is glyco-engineered for enhanced antibody-dependent cytotoxicity. FPA144 is expected to begin a Phase 1 study in gastric cancer by the end of 2014. For more information please see: www.fiveprime.com.

Bristol-Myers Squibb Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding the research, development and commercialization of pharmaceutical products. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that this collaboration will lead to the discovery of new drug candidates, that clinical trials from this collaboration will support regulatory filings, or that any new drug candidates will receive regulatory approvals or, if approved, that they will become commercially successful products. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2013, in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Five Prime Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the (i) advancement of immuno-oncology programs; (ii) development and commercialization of products; and (iii) Five Prime’s receipt of milestone payments and royalty payments. Factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts

Bristol-Myers Squibb

Media:

Laura Hortas, 609-252-4587, laura.hortas@bms.com;

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:

John Elicker, 609-252-4611, john.elicker@bms.com;

Ranya Dajani, 609-252-5330, Ranya.dajani@bms.com

Ryan Asay, 609-252-5020, rayn.asay@bms.com

Five Prime Therapeutics:

Amy Kendall, 415-365-5776, amy.kendall@fiveprime.com